Exhibit 10.3

Jeff Thachuk
1120 Martin St.
White Rock, BC
V4B 3V7

August 21, 2008

InsightfulMind Learning, Inc.
#300 – 1055 W. Hastings St.
Vancouver, BC
V6E 2E9

Re: Letter of Engagement for Fiscal 2009 (as amended)

Dear Board of Directors:

This letter is to confirm my understanding of the terms and objectives of my engagement as Chief Executive Officer of InsightfulMind Learning, Inc. (the “Corporation”).

Since the Corporation’s inception, as Chief Executive Officer, I have been responsible for the general design and development of the business, including business direction, and all editorial work. I shall continue with this responsibility. Additionally, since inception, I have been responsible for the overall administration of the Corporation, and I shall continue with this responsibility as well.

I report directly to the Board of Directors, and submit to them, for their review and approval, designs and plans covering all aspects of the Corporation’s business direction and development, as well as its administration.

As Chief Executive Officer, I dedicate approximately 10 hours per week to the business of the Corporation, and shall continue to do so. As part of the Corporation’s Internal Control Plan, I submit to the Board of Directors, for their review and approval, summaries and details of the time I spend performing my duties.

The compensation I receive to serve as Chief Executive Officer is a salary of CAD $3,000 per month. Additionally, to serve as Chief Executive Officer, for compensation, on April 22, 2005, I was granted 75,000 employee stock options at an exercise price of CAD $0.15 per share.

Sincerely,

By:  JEFF THACHUK
       Jeff Thachuk
      Chief Executive Officer

InsightfulMind Learning, Inc.

ACCEPTED by the Board of Directors of InsightfulMind Learning, Inc., August 21, 2008:

By: JEFF THACHUK Jeff Thachuk	By: RAVEN KOPELMAN Raven Kopelman
By: KEN BOGAS Ken Bogas	By: DAVE HOLMES Dave Holmes